EXHIBIT 10.3
SCOTTRADE
APPRECIATION RIGHT AWARD
Name: Peter J. deSilva (“You” or “Your”)
Award Date:    January 1, 2016
Value Points:    Twenty-Five Thousand (25,000)
Scottrade recognizes the value of the services You perform for Scottrade and its subsidiaries and the importance of Your continued employment to the future success and profitability of Scottrade. Scottrade wishes to provide an incentive for You to improve the profitability and value of Scottrade and its subsidiaries and provide a method for You to share in their financial success. Therefore, Scottrade awards You the number of Value Points shown above, effective as of the Award Date shown above, subject to the terms and conditions of the January 1, 2013 PdS version of the Scottrade Appreciation Right Agreement. Scottrade may increase or decrease the number of Your Value Points at any time by an instrument in writing.
Scottrade and You hereby agree to all of such terms and conditions.
IN WITNESS WHEREOF, Scottrade has caused this Agreement to be executed in duplicate on its behalf by its duly authorized officer and You have also executed this Agreement in duplicate.

Scottrade Financial Services, Inc. and its Affiliates

By:	/s/ Rodger O. Riney
Rodger O. Riney, President

"You"

/s/ Peter J. deSilva
Signature

Printed Name: Peter J. deSilva

Date signed:	2/22/2016

SCOTTRADE
APPRECIATION RIGHT AGREEMENT
January 1, 2013 PdS Version
This Appreciation Right Agreement is effective as of the Award Date shown on the applicable Award Agreement associated with this January 1, 2013 PdS version.
This Appreciation Right Agreement entitles You to a payment of deferred compensation, subject to certain vesting conditions, all as stated in this Appreciation Right Agreement.
1.Definitions. The following terms shall have the following meanings:
(a)    “Affiliate” shall mean any business entity that from time to time is a member of a controlled group of trades or businesses within the meaning of Sections 414(b) and 414(c) of the Internal Revenue Code of 1986, as amended (at least 80% common control) that includes Scottrade Financial Services, Inc. (“Scottrade”). As of January 1, 2013 such group includes Scottrade, Inc. and Scottrade Bank. A business entity is an Affiliate only while a member of such group.
(b)    “Appreciation Amount” for a calendar year shall mean the product of Your Value Points outstanding on the last day of the calendar year times the applicable Earnings per Value Point for such calendar year, all as provided below.
(c)    “Board” shall mean the Board of Directors of Scottrade.
(d)    “Cause” shall mean the failure to perform duties reasonably assigned, engaging in dishonest, unethical or immoral conduct, breach of any of the terms of any employment agreement with Scottrade or an Affiliate and/or engaging in any conduct that injures the reputation of Scottrade or an Affiliate.
(e)    “Change of Control” shall mean (i) the sale of all or substantially all of the assets of Scottrade; (ii) a reorganization, merger, share exchange, consolidation or similar transaction involving Scottrade, after which more than fifty percent (50%) of the equity of the surviving entity is owned by persons other than the Existing Equity Holders; (iii) the sale or other transfer, for consideration, of more than fifty percent (50%) of the outstanding equity in Scottrade to persons other than Existing Equity Holders; and (iv) the dissolution or liquidation of Scottrade, unless such dissolution or liquidation is made in connection with a reorganization of Scottrade into an entity fifty percent (50%) or more owned by the Existing Equity Holders.
(f)    “Disability” shall mean the inability to perform Your duties in the same manner as performed on the Award Date as such inability is determined by a physician retained by Scottrade or an Affiliate.
(g)    “Earnings” shall mean the consolidated pre-tax earnings of Scottrade, as shown of the financial statements of Scottrade for the applicable period.
(h)    “Earnings per Value Point” for a calendar year shall mean the Earnings for the calendar year divided by 5,216,800.

(i)    “Existing Equity Holders” shall mean Rodger O. Riney (“Riney”), any member of his family, and any trust or other estate planning entity created by Riney and/or any member of his family.
(j)    “Termination of Employment” shall mean termination of employment from Scottrade and its Affiliates. A transfer from Scottrade to an Affiliate, from an Affiliate to Scottrade, or from one Affiliate to another Affiliate, is not a Termination of Employment.
(k)    “Value Point” means a hypothetical share and, as such, is a component used to determine the Appreciation Amount and the Change of Control payment.
2.    Payment of Appreciation Amount.
(a)    Accrual of Appreciation Amount. You shall accrue an Appreciation Amount for a calendar year if You are employed by Scottrade or an Affiliate on the last day of such year.
(b)    Vesting of Appreciation Amount. One third of Your Appreciation Amount accrued for a calendar year shall vest on the last day of such year; one third of Your Appreciation Amount accrued for a calendar year shall vest on the last day of the next following year; and the remaining one third of Your Appreciation Amount accrued for a calendar year shall vest on the last day of the second following year. For example, one third of Your Appreciation Amount for 2013 shall vest on December 31, 2013; one third of Your Appreciation Amount for 2013 shall vest on December 31, 2014; and the remaining one third of Your Appreciation Amount for 2013 shall vest on December 31, 2015.
(c)    Payment Upon Vesting. In the event You are employed by Scottrade or an Affiliate on the date a portion of Your Appreciation Amount becomes vested, the Affiliate that is Your employer on such date hereby agrees to pay to You the portion of Your Appreciation Amount that first vested on such date.
Such amount shall be paid to You no later than two and one-half months following the vesting date of such portion of Your Appreciation Amount.
(d)    Payment Upon Involuntary Termination of Employment. In the event You incur a Termination of Employment because of Your death, Disability, or termination of Your employment by Scottrade or an Affiliate other than for Cause, the Affiliate that is Your employer on such date hereby agrees to pay to You Your accrued Appreciation Amount that has not yet vested as of such date. Such amount shall be paid to You no later than two and one-half months following Your Termination of Employment.
(e)    Treatment in First Partial Year. In the event Your Award Date for Value Points is later than January 1 of a calendar year, notwithstanding anything to the contrary in this Agreement, Your Appreciation Amount attributable to such Value Points for such year shall not include Earnings reported for months ending before Your Award Date.
(f)    Forfeiture. If You voluntarily quit Your employment with Scottrade and its Affiliates, or if Your employment is terminated by Scottrade or an Affiliate for Cause, all of

Your rights under this Agreement with respect to Your Appreciation Amount that is not accrued, or is accrued but not vested, at such time shall be forfeited. A reduction in the number of Your Value Points subject to this Agreement will not reduce any of Your Appreciation Amount that accrued based on such Value Points before the effective date of the reduction.
3.    Change of Control Payment. If the shareholders of Scottrade engage in a process that culminates in a Change of Control, and if You remain employed by Scottrade or any of its Affiliates throughout the one-year anniversary of the successful completion of a Change of Control, or (alternately) if You incur an involuntary termination of Your employment by Scottrade or an Affiliate other than for Cause within the period beginning three months before the successful completion of such a Change of Control and ending on the one-year anniversary of the successful completion of such a Change of Control, Scottrade shall pay You an amount equal to the product of (a) the number of Your “Mature” Value Points outstanding at any time within three months before the successful completion of a Change of Control times (b) the excess, if any, of the Net Purchase Price over the Company Value of Scottrade as of such date determined in accordance with Scottrade’s general accounting principles, divided by the total number of shares of Scottrade and Value Points outstanding as of the successful completion of such a Change of Control.
Your Value Points “Mature” based on Your Years of Service with Scottrade and its Affiliates in accordance with the following schedule:

Years of Service	Mature Percentage
1	331 1/3%
2	66 2/3%
3	100%
All of Your Value Points are Mature after You have completed at least three Years of Service. A Year of Service means the twelve consecutive month period of employment with Scottrade and its Affiliates beginning on Your employment commencement date with Scottrade or an Affiliate, and each anniversary thereof.
For purposes of this Agreement, Net Purchase Price means the amount the shareholders of Scottrade would have received in the event of a sale of all the common stock of Scottrade, or the amount the shareholders of Scottrade would have received in the event of a sale of substantially all the assets and a liquidation of Scottrade (after payment of all obligations of Scottrade including loans from shareholders), after any selling expenses incurred by the shareholders of Scottrade in connection with the Change of Control transaction, including commissions and fees paid to brokers and other agents, if You and the other employees entitled to a non-shareholder Change of Control payment under a similar Appreciation Right Agreement were not entitled to such a Change of Control payment.
For purposes of this Agreement, Company Value means the book value of Scottrade and its Affiliates on a consolidated basis as of the applicable valuation date. Company Value shall be determined by the Board, whose determination shall be final and binding on Scottrade and You.

An amount payable upon the first anniversary of a successful completion of a transaction resulting in a Change of Control shall be paid as soon as administratively feasible after such date; but no later than the 15th day of the third calendar month following the end of the calendar year in which such date occurs.
4.    Termination. Subject to the payment provisions of Sections 2 and 3, above, this Agreement shall terminate on the earlier of (i) the date upon which You are no longer employed by Scottrade or an Affiliate and have been paid Your Appreciation Amount; or (ii) the date You no longer have any Value Points subject to this Agreement.
5.    Withholding Tax. Any payments to You hereunder shall be subject to reduction for withholding of employment and other applicable taxes.
6.    Confidentiality of Company Financial Position. You acknowledge that neither Scottrade nor any Affiliate has any obligation to disclose to You any information concerning the financial position of Scottrade or an Affiliate or the results of its operations for any period or at any time.
7.    Confidentiality of Award. You agree that You will not disclose to any third party (other than Your spouse), including any other employee of Scottrade or an Affiliate, that You have been granted Your Value Points or the existence of this Agreement. You also agree that You will not disclose the Company Value to any third party (other than Your spouse), including any other employee of Scottrade or an Affiliate.
8.    Adjustment for Changes in Capitalization. In the event any change is made to the stock of Scottrade by reason of any stock split, stock dividend, combination of shares, recapitalization, other change affecting Scottrade’s outstanding common stock with or without receipt of consideration, or if Scottrade is the surviving entity in any merger or other business combination, none of which constitute a Change of Control, then the Board shall adjust the number of Your Value Points and the Company Value if the Board deems an adjustment appropriate.
9.    No Equity Interest. The Value Points are not, and are not convertible into, capital stock or any class of equity securities of Scottrade, and as holder of the Value Points, You do not have any of the rights of a shareholder of Scottrade.
10.    Not an Employment Agreement. Nothing contained in this Agreement shall be construed to be a contract of employment for any term, or to confer upon You the right to continue in the employment of Scottrade or an Affiliate in Your present capacity or in any other capacity. This Agreement relates exclusively to additional incentive compensation for Your services and is not intended to be the entire compensation arrangement between You, Scottrade or an Affiliate. This Agreement merely supplements any employment agreement which may exist from time to time between You and Scottrade or an Affiliate.
11.    Miscellaneous.
(a)    Payments Non-Transferable. You shall have no power or right to transfer, assign, anticipate, pledge or otherwise encumber any part or all of the amounts payable by Scottrade under this Agreement. Any such attempted assignment or transfer shall be void and, in addition to the provisions of Section 4, shall terminate this Agreement, and neither Scottrade nor an Affiliate shall thereupon have no further liability under this Agreement.
(b)    Source of Funds. Any amount payable to You under this Agreement with respect to a Value Point shall be payable by either Scottrade or an Affiliate, whichever was Your common law employer at the time the Value Point was awarded. You shall have no right with respect to payments under this Agreement, other than the unsecured right to receive payment, if any, as provided herein out of the general assets of Scottrade or such Affiliate. Neither Scottrade nor such Affiliate shall be obligated to set aside, earmark or escrow any funds or other assets to satisfy its obligations hereunder. If, in its discretion, Scottrade or an Affiliate invests any assets to fund the cost of providing the benefits under this Agreement, You shall have no rights whatsoever to such assets. Scottrade guarantees payment of any amount payable to You by an Affiliate.
(c)    Construction. This Agreement is in all respects limited by and subject to its express terms and provisions. All decisions of Scottrade or an Affiliate acting through its Board of Directors with respect to any question or issue arising under this Agreement shall be conclusive and binding on You.
(d)    Governing Law. The interpretation, performance, and enforcement of this Agreement shall be governed by the laws of the State of Missouri. The courts of the State of Missouri and any Federal Court situated in the Eastern District of Missouri shall have exclusive jurisdiction with respect to any dispute or claim brought pursuant to or in connection with this Agreement.
(e)    Notices. Whenever any notice is required hereunder, it shall be given in writing addressed to You at the address You have on file with Scottrade, and to Scottrade at: 700 Maryville Centre Drive, St. Louis, Missouri, 63141, attention Rodger O. Riney. Notice shall be delivered by first class mail, certified, return receipt requested, by express delivery, or by hand delivery, and shall be deemed given when actually received. Either party may change the address for notice by notifying the other party of such change in accordance with this Section.
(f)    Entire Agreement; Amendment. This Agreement evidences the entire agreement between You and Scottrade or an Affiliate relating to the subject matter hereof, and all prior agreements relating to such subject matter, written or oral, are nullified and superseded hereby; provided however, should the parties have entered into a prior Appreciation Right Agreement, which has not been terminated, such prior Appreciation Right Agreement shall not be affected by the execution of this Agreement. This Agreement may not be amended except by a written agreement signed by Scottrade or an Affiliate and You.
(g)    Assignment. Except as otherwise provided in this paragraph, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, legal representatives, successors, and assigns. This Agreement shall not be assignable by You and shall be assignable by Scottrade only to any corporation or other entity succeeding Scottrade, other than through a Change of Control, and it must be so assigned by Scottrade to, and accepted as binding upon it by, such other corporation or entity in connection with any such succession (the provisions of this sentence also being applicable to any such successive transaction).
(h)    Headings. The various headings used in this Agreement as headings of sections, articles or otherwise are for convenience only and shall not be used in interpreting or limiting the text in which they appear.

CONFIDENTIAL
ACKNOWLEDGEMENT
I, Peter J. deSilva, received a Scottrade Appreciation Right Award (“SAR Award”) in connection with my employment with Scottrade Financial Services, Inc. (“Scottrade”) or one of its subsidiaries. The SAR Award is subject to the terms and conditions of the Scottrade Appreciation Right Agreement (Jan 1, 2013 version) (the “SAR Agreement”), as clarified by resolutions adopted by Scottrade’s Board of Directors (the “Board”) on September 26, 2016, and as further clarified by additional resolutions adopted by the Board on October 23, 2016 (referred to herein as the “SAR resolutions”). I understand that any rights I may have to severance benefits under Scottrade’s Vice President Severance Plan are contingent upon, among other things, my acknowledgement of, and agreement to, to the SAR resolutions, which are as follows:
SAR resolutions adopted by the Board on September 26, 2016:
(i)    the applicable date for determining the “Net Purchase Price” (as defined in the SAR Agreement) is the date of signing of any definitive agreement that provides for a transaction or transactions, the consummation of which would constitute a Change of Control (as defined in the SAR Agreement), and that the term Net Purchase Price shall not exclude any amounts placed in escrow in connection with such transaction and any stock consideration shall be valued based on the fair market value of the per share market price or prices of such stock consideration on or about the date of signing of such definitive agreement as determined by the Board;
(ii)    the applicable valuation date for purposes of determining the “Company Value” (as denied in the SAR Agreement) is the last day of the most recently completed calendar month immediately preceding the date of signing of any definitive agreement that provides for a transaction or transactions, the consummation of which would constitute a Change of Control, and Company Value shall exclude the effects of accumulated other comprehensive income (“AOCT”);
(iii)    for purposes of calculating the “Appreciation Amount” (as defined in the SAR Agreement), determination of “Earnings” (as defined in the SAR Agreement) shall exclude expenses and non-recurring charges related to the Change of Control;
(iv)    for purposes of determining the Appreciation Amount for the calendar year during which the Change of Control occurs and for the calendar year immediately following the calendar year during which the Change of Control occurs, determination of Earnings shall be based on (A) actual monthly Earnings in accordance with the terms of the SAR Agreement (but excluding expenses and non-recurring charges related to the Change of Control) for the full calendar months preceding the Change of Control and (B) monthly Earnings per Value Point of $3.00 for the calendar month during which the Change of Control occurs and for each calendar month thereafter; and
(v)    subject to the resolutions above, the Change of Control payment described in Section 3 of the SAR Agreement shall be equal to the product of (a) the number of the “Mature” Value Points (within the meaning set forth in the SAR Agreement) outstanding at any time within three months before the successful completion of a Change of Control and (b) the excess, if any, of the Net Purchase Price over the Company Value of Scottrade as of such date, divided by the total number of shares of Scottrade and Mature Value Points outstanding as of the successful completion of such a Change of Control.
SAR resolutions adopted by the Board on October 23, 2016:
(i)    that determination of monthly “Earnings” under the SAR Agreement for any full and partial months preceding the Change of Control shall exclude the impact on Earnings of any sales of securities by the Company or its Subsidiaries in order to effect the desired outcome of the purchase price adjustment contemplated by the Draft Merger Agreement and the disclosure schedules thereto and include a credit for any decrease in net interest income resulting from any such sales; and
(ii)    that valuation of the Stock Consideration component of the Merger Consideration shall, for purposes of calculating Net Purchase Price under the SAR Agreement, be based on the closing price per share of Parent common stock on the last trading day immediately preceding the date of signing of the Merger Agreement.
By signing this acknowledgement, I hereby acknowledge and agree to the foregoing SAR

Peter J. DeSilva Employee’s Printed Name	President, Scottrade, Inc. Position
/s/ Peter J. DeSilva Employee’s Signature	11/16/16 Date